SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       American Capital Strategies, Ltd.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                       American Capital Strategies, Ltd.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    Common Stock, $0.01 par value

2)  Aggregate number of securities to which transaction applies:

    11,106,105

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    N/A

4)  Proposed maximum aggregate value of transaction:

    N/A

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                       [AMERICAN CAPITAL STRATEGIES LOGO]

                       AMERICAN CAPITAL STRATEGIES, LTD.
                       3 BETHESDA METRO CENTER, SUITE 860
                            BETHESDA, MARYLAND 20814

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999

                            ------------------------

To the Stockholders:

     The Annual Meeting of Stockholders of American Capital Strategies, Ltd. (the 'Company') will be held at the Hyatt Regency Hotel, 1 Bethesda Metro Center, Bethesda, Maryland 20814, on Thursday, May 6, 1999, at 10:00 a.m., for the following purposes:

     1. To elect three directors of the Company each to serve a three-year term and until their successors are elected and qualified;

     2. To consider an amendment to the Company's Second Amended and Restated Certificate of Incorporation increasing the number of authorized common shares of the Company;

     3. To ratify the selection of Ernst & Young LLP to serve as independent public accountants for the Company for the year ending December 31, 1999; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 25, 1999, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        Adam Blumenthal
                                        Secretary

April 9, 1999

                       [AMERICAN CAPITAL STRATEGIES LOGO]


                       AMERICAN CAPITAL STRATEGIES, LTD.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Capital Strategies, Ltd. (the 'Company'), for use at the Company's Annual Meeting of Stockholders (the 'Annual Meeting') to be held on May 6, 1999, at 10:00 a.m. at the Hyatt Hotel, 1 Bethesda Metro Center, Bethesda, Maryland 20814, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders, which includes audited financial statements for the year ended December 31, 1998, are first being sent to stockholders on or about April 9, 1999.

                                    GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time prior to the voting of the proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Secretary of the Company. In the event you attend the Annual Meeting, you may revoke your proxy and cast your vote personally. Shares represented by valid proxies will be voted in accordance with instructions contained therein. If no specification is made, such shares will be voted FOR the election of the three director nominees, FOR the amendment to the Company's Second Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') to increase the number of authorized shares of the Company's common stock, $0.01 par value per share (the 'Common Stock'), and FOR the ratification of Ernst & Young LLP as the independent accountants of the Company.

     The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxies to vote in accordance with their judgment on such matters.

     The cost of soliciting proxies on the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or telecopy. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Common Stock.

     The Board of Directors has fixed the close of business on March 25, 1999, as the record date for determining the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof ('Record Date'). On the Record Date there were issued and outstanding 11,126,105 shares of Common Stock. Only holders of the Common Stock on the Record Date are entitled to vote at the Annual Meeting and such holders will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing. The presence in person or by proxy of a majority in voting power of the Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     The Company's principal executive offices are located at 3 Bethesda Metro Center, Suite 860, Bethesda, Maryland 20814. Notices of revocation of proxies should be sent to that address.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 22, 1999 (unless otherwise indicated), the beneficial ownership of each current director, each nominee for director, each of the executive officers named in the Compensation Table (the 'Compensated Persons'), the executive officers and directors as a group and each stockholder known to management of the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.

                                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
------------------------------------------------------------------------   --------------------    -------------------
Capital Research and Management Company(2) .............................             695,000                6.3%
  333 South Hope Street
  Los Angeles, California 90071
Directors and Executive Officers .......................................             828,567(3)             7.4%
Malon Wilkus
  3 Bethesda Metro Center
  Suite 860
  Bethesda, Maryland 20814
David Gladstone ........................................................             682,893(4)             6.1%
  3 Bethesda Metro Center
  Suite 860
  Bethesda, Maryland 20814
Adam Blumenthal.........................................................             349,686(5)             3.1%
Roland Cline............................................................             218,601(6)             2.0%
John Erickson...........................................................              32,228(7)             *
Stephen L. Hester.......................................................              90,027(8)             *
Robert L. Allbritton....................................................               5,408                *
Neil M. Hahl............................................................               2,177                *
Philip R. Harper........................................................               3,265                *
Stan Lundine............................................................                 400                *
Alvin N. Puryear........................................................               3,000                *
Stephen P. Walko........................................................               2,500                *
Officers and directors as a group (12 persons)..........................           2,218,752               19.8%

------------------
 * Less than one percent.
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock subject to options held by directors and executive officers of the Company that are exercisable within 60 days of March 22, 1999, are deemed outstanding for the purposes of computing such director's or executive officer's beneficial ownership.
(2) Capital Research and Management Company ('Capital'), a registered investment advisor, is deemed to have beneficial ownership of 695,000 shares of Common Stock believed to be outstanding as a result of acting as investment adviser to various investment companies. The information in this footnote was obtained from Schedule 13-G filed with the Securities and Exchange Commission by Capital for calendar year 1998.
(3) Includes 44,375 shares allocated to the account of Mr. Wilkus as a participant in the ESOP over which Mr. Wilkus has voting power under the terms of the Company ESOP and 117,428 shares issuable upon the exercise of options.
(4) Includes 2,246 shares allocated to the account of Mr. Gladstone as a participant in the Company's Employee Stock Ownership Plan ('ESOP') over which Mr. Gladstone has voting power under terms of the ESOP and 608,782 shares issuable upon the exercise of options.
(5) Includes 36,898 shares allocated to the account of Mr. Blumenthal as a participant in the ESOP over which Mr. Blumenthal has voting power under terms of the ESOP and 312,788 shares issuable upon the exercise of options.
(6) Includes 37,569 shares allocated to the account of Mr. Cline as a participant in the ESOP over which Mr. Cline has voting power under terms of the ESOP and 181,032 shares issuable upon the exercise of options.
(7) Includes 228 shares allocated to the account of Mr. Erickson as a participant in the ESOP over which Mr. Erickson has voting power and 25,000 shares issuable upon the exercise of options, but does not include other shares owned by the ESOP for which Mr. Erickson is the Trustee.
(8) Includes 13,271 shares allocated to the account of Mr. Hester as a participant in the ESOP over which Mr. Hester has voting power, 7,748 shares issuable upon the exercise of options and 1,000 shares owned by Mr. Hester's wife.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to the terms of the Certificate of Incorporation, the directors are divided into three classes, composed of three directors each. The existing classes of directors hold office for terms expiring at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. Stockholders elect one-third of the members of the Board of Directors annually.

     The terms of Adam Blumenthal, Neil M. Hahl and Stan Lundine will expire at the Annual Meeting, and each has been nominated to stand for re-election at the Annual Meeting to hold office until the annual meeting to be held in 2002 and his successor is elected and qualified. It is expected that each of the nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. A stockholder using the enclosed form of proxy can vote for or withhold his or her vote from any or all of the nominees. The election of directors requires the vote of a plurality of the Common Stock. If the proxy card is properly executed but unmarked, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below.

     Certain information, as of the Record Date, with respect to each of the directors of the Company including the three nominees for election at the Annual Meeting is set forth below.

NAME AND YEAR FIRST
ELECTED DIRECTOR                      AGE   BACKGROUND INFORMATION
-----------------------------------   ---   -------------------------------------------------------------
                              NOMINEES FOR DIRECTOR
Adam Blumenthal* (1993)............   37    Mr. Blumenthal has served as the Company's Executive Vice
                                            President since 1995. From 1990 to 1995, Mr. Blumenthal
                                            served as a Vice President of the Company. Mr. Blumenthal
                                            currently serves as a Director of Mobile Tool International,
                                            Inc. and as Chairman of the Four-S Baking Company.
Neil M. Hahl (1997)................   50    Mr. Hahl has been President of The Weitling Group, a business consulting firm, since 1996. From 1995 to 1996, Mr. Hahl
                                            served as Senior Vice President of the American Financial
                                            Group. From 1982 to 1996, Mr. Hahl served as Senior Vice
                                            President and CFO of Penn Central Corporation. Mr. Hahl is
                                            currently a Director of Buckeye Management Company, the
                                            general partner of Buckeye Partners, L.P., and American
                                            Financial Enterprises.
Stan Lundine (1997)................   60    Mr. Lundine has served as Of Counsel for the law firm of
                                            Sotir and Goldman since 1995 and as Executive Director of the
                                            Foundation for Enterprise Development since 1997. From 1987 to 1994, he was the Lieutenant Governor of the State of New
                                            York. Mr. Lundine is a Director of US Investigations
                                            Services, Inc. and National Forge Holdings. From 1976 to
                                            1986, Mr. Lundine served as a member of the U.S. House of
                                            Representatives.

NAME AND YEAR FIRST
ELECTED DIRECTOR                      AGE   BACKGROUND INFORMATION
-----------------------------------   ---   -------------------------------------------------------------
                      DIRECTORS WITH TERMS EXPIRING IN 2000
Philip R. Harper (1997)............   55    Mr. Harper has served as Chairman, Chief Executive Officer, and President, of US Investigations Services, Inc. since
                                            1996. From 1991 to 1995, Mr. Harper served a President of
                                            Wells Fargo Alarm Services. From 1988 to 1991, Mr. Harper
                                            served as President of Burns International Security Services
                                            -Western Business Unite. Mr. Harper served in the U.S. Army from 1961 to 1982, where he commanded airborne infantry and intelligence units.
Stephen P. Walko* (1997)...........   48    Mr. Walko has been President, Chief Executive Officer and a
                                            Director of Decorative Surfaces International, Inc. since
                                            1998. From 1990 to 1998, he was President and a Director of
                                            Textileather Corporation. Mr. Walko is a Director of Bliss
                                            Salem Steel Corp. and Mobile Tool International, Inc.
Malon Wilkus* (1986)...............   47    Mr. Wilkus founded the Company in 1985 and has served as the
                                            Company's Chief Executive Officer and President since that time. Mr. Wilkus served as Vice Chairman of the Board of
                                            Directors of the Company from 1997 to 1998 and has served as
                                            Chairman of the Board of Directors since 1998. Mr. Wilkus is the past Chairman and a current Director of the National
                                            Center for Employee Ownership. Mr. Wilkus is a member of the
                                            Board of Governors of the ESOP Association. Mr. Wilkus is a
                                            Director of Decorative Surfaces International, Inc.
                      DIRECTORS WITH TERMS EXPIRING IN 2001
David Gladstone* (1997)............   56    Mr. Gladstone has served as Vice Chairman of the Board of the
                                            Company since 1998 and as Chairman from 1997 to 1998. From
                                            1974 to 1997, Mr. Gladstone held various positions, including
                                            Chairman and Chief Executive Officer, with Allied Capital
                                            Corporation, and all of its predecessor companies. From 1992 to 1997, Mr. Gladstone served as a Director and President and
                                            Chief Executive Officer of Business Mortgage Investors, a
                                            Real Estate Investment Trust. Mr. Gladstone served as a
                                            Director of The Riggs National Corporation (the parent of
                                            Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He currently serves as a Trustee of The George
                                            Washington University. Mr. Gladstone is the managing member of Capital Investor, a private fund backed by Information
                                            Technology professionals to make investments in start-up
                                            companies and is chairman of Coastal Berry Company, a large farming business. He is also an advisor to the Women's Growth
                                            Fund, a venture capital fund which invests in women-owned
                                            businesses.

NAME AND YEAR FIRST
ELECTED DIRECTOR                      AGE   BACKGROUND INFORMATION
-----------------------------------   ---   -------------------------------------------------------------
Robert L. Allbritton (1997)........   30    Mr. Allbritton has served as Director since 1992, as
                                            Executive Vice President from 1994 to 1998, and as President since 1998 of Allbritton Communications Company, an owner of nine television stations. Mr. Allbritton currently serves as
                                            Director of Riggs National Corporation (owner of Riggs Bank,
                                            N.A.), Riggs Bank Europe Limited, Perpetual Corporation
                                            (owner of Allbritton Communications Company and a cable news programming company), and Allbritton Jacksonville, Inc.
                                            (owner of a television station). Mr. Allbritton also serves as a trustee of The Allbritton Foundation and Allbritton Art
                                            Institute.
Alvin N. Puryear (1998)............   55    Dr. Puryear is a Professor of Management at Baruch College of
                                            the City University of New York and has been on the faculty there since 1970. He is Director of the Bank of
                                            Tokyo-Mitsubishi Trust Company, the GreenPoint Bank and
                                            GreenPoint Financial Corporation.

------------------
* 'Interested Person' as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the '1940 Act'). Messrs. Blumenthal, Gladstone and Wilkus are Interested Persons because they are employees and officers of the Company. Mr. Walko is an Interested Person because he is an officer and employee of Decorative Surfaces International, Inc., a company under 'control,' as defined in Section 2(a)(9) of the 1940 Act, of the Company.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Certain directors also serve on the Board's principal standing committees. The committees, their primary functions, and memberships are as follows:

     Executive Committee -- This Committee has the authority to exercise all powers of the Board of Directors except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law. Members of the Executive Committee are Messrs. Wilkus, Gladstone and Blumenthal. All three members of the Executive Committee are 'interested persons' under the 1940 Act.

     Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accounts and reviews the adequacy of the Company's internal accounting contracts. Members of the Audit Committee are Messrs. Allbritton, Hahl, Walko and Lundine.

     Compensation Committee -- This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management, and administering the Company's 1997 Stock Option Plan (the 'Employee Option Plan'). Members of the Compensation Committee are Messrs. Puryear, Hahl and Harper.

     The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice (setting forth the information required by the Company's Bylaws) received by the Secretary of the Company at least 120 days in advance of an annual meeting or within 10 days of the date on which notice of a special meeting for the election of directors is first given to stockholders.

     The Board of Directors held thirteen formal meetings during 1998. The Executive Committee held no formal meetings during 1998. The Compensation Committee held four formal meetings during fiscal 1998 and the Audit Committee held one meeting during fiscal 1998. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

                              CERTAIN TRANSACTIONS

     Stephen P. Walko, a director of the Company, is an executive officer and director of Decorative Surfaces International, Inc. On April, 27, 1998, the Company purchased Senior Subordinated Notes due 2008 in the aggregate principal amount of $5,000,000 and Junior Subordinated Notes due 2008 in the aggregate principal amount of $10,000,000 from Decorative Surfaces International, Inc., such amounts remain outstanding as of the date hereof bearing interest rates of 12.5% and 14.5%, respectively. This transaction was made in the ordinary course of the Company's business in investing in and lending to privately-owned businesses through investments in senior debt, subordinated debt with detachable common stock warrants, preferred stock and common stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain details of the aggregate compensation paid to each of the three highest paid executive officers of the Company during 1998, as well as to each of the Company's executive officers who was also a director. For the aggregate compensation received by each non-employee director, see 'DIRECTOR COMPENSATION.'

                            1998 COMPENSATION TABLE

                                                               PENSION OR
                                                               RETIREMENT
                                           AGGREGATE            BENEFITS           SECURITIES
                                         COMPENSATION      ACCRUED AS PART OF      UNDERLYING
NAME OF PERSON, POSITION                FROM COMPANY(1)    COMPANY EXPENSE(2)    OPTIONS/SARS(3)
-------------------------------------   ---------------    ------------------    ---------------
Malon Wilkus
  President, Chief Executive Officer
  and Chairman of the Board of
  Directors..........................      $ 366,853             $4,800               35,000
David Gladstone
  Vice Chairman of the Board of
  Directors..........................      $ 366,853             $4,800                   --
Adam Blumenthal
  Executive Vice President, Secretary
  and Director.......................      $ 412,710             $4,800               25,000

------------------
(1) The aggregate compensation from the Company for Messrs. Wilkus, Gladstone and Blumenthal includes salary in the amount of $150,000, $150,000 and $168,750 and bonus in the amount of $216,853, $216,853 and $243,960, respectively. The executive officers did not receive any awards of restricted stock or any payouts pursuant to a long-term incentive plan.
(2) Represents the value of the Company's Common Stock allocated in 1998 to the executive officer's account in the Company ESOP. The named executive officer's estimated annual benefits upon retirement are not determinable.
(3) On May 14, 1998, Messrs. Wilkus and Blumenthal were granted options to purchase 35,000 and 25,000 shares of Common Stock, respectively, at an exercise price of $23.50 per share that were due to expire on May 14, 2008. These options were cancelled on September 14, 1998 in connection with an option repricing pursuant to which Messrs. Wilkus and Blumenthal received options to purchase 35,000 and 25,000 shares of Common Stock, respectively, at an exercise price of $15.00 per share due to expire on September 14, 2008. On the date of the repricing, the closing price of the Company's Common Stock on the NASDAQ Stock Market was $14.56 per share.

                           LONG TERM INCENTIVE PLANS

     The Company maintains two long term incentive plans in which executive officers of the Company participate: (i) the ESOP in which all employees of the Company are eligible to participate after meeting minimum service requirements and (ii) the 1997 Stock Option Plan (the 'Employee Option Plan'). The Company maintains no stock appreciation rights plan or defined benefit or actuarial plan.

     ESOP. The Company maintains the ESOP for the benefit of its employees and enables them to share in the growth of the Company. The ESOP is a combination money purchase and stock bonus plan, designed to be invested primarily in Common Stock of the Company and qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the 'Code'). The ESOP provides that ESOP participants will receive allocations of Company stock at least equal to 3% of their annual compensation, up to certain statutory maximums. The Company has the ability to make additional contributions also subject to certain statutory maximums. Each ESOP participant vests in his or her ESOP account over a five-year period beginning on the date of first employment.

     Option Plan. The Employee Option Plan was established for the purpose of attracting and retaining executive officers and other key employees. Non-employee Directors may not participate. Options for a maximum of 1,828,252 shares of Common Stock were subject to issuance under the Employee Option Plan. Of such amount, options for 1,612,778 shares of Common Stock are outstanding and options for 48,000 shares of Common Stock have been exercised. The Compensation Committee administers the Option Plan and may grant options for a maximum of 608,782 shares to any single participant. The Compensation Committee uses such criteria as it deems important to determine who will receive awards and the number of awarded options. The Compensation Committee has the authority to set the exercise price for options and to adjust the exercise price following the occurrence of events such as stock splits, dividends, distribution and recapitalizations. Options may be exercised during a period of no more ten years following the date of grant. The Compensation Committee has the discretion to set the vesting period for options and to permit the acceleration of vesting under certain circumstances. Vesting is automatically accelerated upon the occurrence of specified change of control transactions. The following table shows for each of the named executive officers (1) the number of options that were granted during 1998 under the Employee Option Plan, (2) out of the total number of options granted to all employees, the percentage granted to the named executive officer, (3) the exercise price, (4) the expiration date, and (5) the potential realizable value of the options, assuming that the market price of the underlying securities appreciates in value from the date of grant to the end of the option term, at a 5% and 10% annualized rate.

                                                                                                     POTENTIAL REALIZABLE
                                                                                                            VALUE
                                                                                                      AT ASSUMED ANNUAL
                                    NUMBER OF                                                               RATES
                                    SECURITIES        PERCENT                                           OF STOCK PRICE
                                    UNDERLYING    OF TOTAL OPTIONS                                       APPRECIATION
                                     OPTIONS         GRANTED TO        EXERCISE(1)                     FOR OPTION TERM
                                     GRANTED         EMPLOYEES           OR BASE       EXPIRATION    --------------------
                                     (#SHS.)       IN FISCAL YEAR     PRICE ($/SH.)     DATE(2)       5%($)       10%($)
                                    ----------    ----------------    -------------    ----------    --------    --------
Malon Wilkus.....................     35,000            5.1%               15.00        9/14/2008     330,170     836,715
David Gladstone..................         --              --                  --               --          --          --
Adam Blumenthal..................     25,000            3.6%               15.00        9/14/2008     235,835     597,653
Roland Cline.....................     15,000            2.2%               15.00        9/14/2008     141,501     358,592
John Erickson....................     25,000            3.6%               15.00        9/14/2008     235,835     597,653
Stephen L. Hester................      5,000            0.7%               15.00        9/14/2008      47,167     119,531

------------------
(1) On September 14, 1998, the Company repriced each of the options previously awarded to the named executive officers thereby changing the exercise price of such options from $23.50 per share to $15.00 per share. On the date of the repricing, the closing trading price of the Company's Common Stock on the NASDAQ Stock Market was $14.56 per share.
(2) On September 14, 1998, the Company repriced each of the options previously awarded to the named executive officers thereby changing the expiration date of such options from May 14, 2008 to September 14, 2008.

                             DIRECTOR COMPENSATION

     During 1998, each non-employee director received an annual retainer fee of $10,000 and a fee of $1,000 for each meeting of the Board of Directors or each separate committee meeting attended. For 1999, each non-employee director will be paid an annual retainer of $10,000 and a fee of $1,000 for each meeting of the Board of Directors or each separate committee meeting attended. Directors are reimbursed for out-of-pocket expenses incurred in connection with Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for service as a member of the Board of Directors.

     The following table sets forth the compensation received by each non-employee director during 1998:

NAME                                                 1998 COMPENSATION
----                                                 -----------------
Robert L. Allbritton..............................        $17,000
Landon Butler(1)..................................        $12,000
Neil M. Hahl......................................        $25,000
Philip R. Harper..................................        $24,000
Stan Lundine......................................        $20,000
Alvin N. Puryear(2)...............................        $ 5,334
Stephen P. Walko..................................        $20,000

------------------
(1) Resigned from the Board of Directors effective August 14, 1998.
(2) Joined the Board of Directors effective September 15, 1998.

                              DIRECTOR OPTION PLAN

     The Board of Directors has adopted and the stockholders of the Company have approved the 1997 Disinterested Director Stock Option Plan (the 'Director Option Plan') for directors who are not employees of the Company. However, before the Plan can be implemented, the Plan must be approved by the Securities and Exchange Commission under the 1940 Act. While application has been made therefor, the necessary order has not been issued. If approved, the Director Option Plan will provide for the issuance of options to purchase an aggregate of 150,000 shares of Common Stock to participants. The five eligible directors who were directors on the date of Board of Directors approval of the Director Option Plan, November 6, 1997, will receive automatic grants of options to purchase 15,000 shares of Common Stock. Such options will vest over a three-year period on each of the first three anniversaries of such date.

     The Director Option Plan is currently administered by the Company's Executive Committee (which is currently composed of directors who are not eligible to participate in the Director Option Plan). That committee has voted that the one eligible director who joined the Board of Directors after such date, Dr. Puryear, will also receive options to purchase 15,000 shares of Common Stock, with one-third of such options vesting on each of the first three anniversaries of the date he joined the Board of Directors, September 15, 1998. All such options will have an exercise price equal to the closing price on the NASDAQ Stock Market of the Common Stock on the date of the SEC order approving the Director Option Plan. Options that have been granted under the Plan will expire on the later of November 6, 2007 and the date three years after the issuance of such SEC order, except that for Dr. Puryear's options, such date shall be September 15, 2008. Vesting of options will be automatically accelerated upon the occurrence of specified change of control transactions and certain other events including the death or disability of the director. Options to purchase a maximum of 25,000 shares may be issued to any single participant under the Director Option Plan.

                             EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of the named executive officers. Each of the agreements provides for a five-year term. However, two years before expiration of each agreement, its term will be automatically renewed for an additional year, unless either party has given six months advance written notice that the automatic extensions are to cease.

     The base salary under the employment agreements of Messrs. Gladstone, Wilkus and Hester is $150,000 per year. The base salary under the employment agreements of Messrs. Blumenthal and Cline is $135,000 and $132,500 per year, respectively, subject to certain geographic cost of living adjustments, Mr. Erickson's employment agreement provides for an annual base salary of $125,000. Mr. Hester's base salary is subject to adjustment for part-time status. The Board of Directors has the right to increase the base salary during the term and also, generally, to decrease it, but not below the original base salary. The employment agreements provide that the executive officers are entitled to participate in a performance based bonus program under which each will receive up to 200% of his base salary depending on the Company's performance against certain criteria to be established annually by the Compensation Committee of the Board of Directors. Each executive officer will be entitled to receive 5% of this bonus regardless of the Company's performance.

     Under the agreement, the executive officers are contractually entitled to participate in the Company's Employee Option Plan. If the Company should terminate an executive officer's employment by reason of the executive officer's disability, the executive officer would be entitled for two years to receive from the Company the difference between his base salary plus annual bonus and any long-term disability benefits. Additionally, the executive officer's unvested options that would have vested within one year of the disability termination would vest. Vested options would expire unless exercised (and all outstanding loans resulting from the prior exercise of any options would have to be repaid) within 18 months of the termination date. If the Company should terminate an executive officer's employment for any reason other than a disability or misconduct, the executive officer would be entitled to receive his base salary and bonus for two years, although the executive officer could choose to forgo the payments and thus obtain a release from non-compete provisions applicable during this period. These payments would also be made if the executive officer resigned with good reason, which generally includes conduct by the Company materially and adversely changing the executive's responsibilities and duties, a material breach by the Company of the employment agreement or a change in control of the Company. Mr. Gladstone's contract also defines good reason as determination by him of a material difference with the Board of Directors. Additionally, an executive officer's unvested stock options would generally vest if his employment were terminated for any reason other than a disability or misconduct or if he resigned with good reason.

     If the executive officer dies, his estate will be entitled to receive the annual bonus in the year of death. Additionally, he will be considered to have vested on the date of death in those options that would vest within one year of the date of death, and would forfeit any unvested options. All such vested options would expire unless exercised (and all outstanding loans resulting from the prior exercise of any options would have to be repaid) within 18 months of the date of death.

     In the event that the Company should terminate an executive officer's employment as a result of the executive officer's misconduct or in the event that the executive officer voluntary terminates his employment for other than good reason, all unvested stock options would be forfeited (except that in the case of a voluntary termination by Mr. Gladstone, 30% of such options would be considered to have vested six months after the date of grant, 30% more would be considered to have vested one year after the date of grant, and 20% more would be considered to have vested on the second anniversary of the date of grant) and the executive officer would have no more than 90 days to exercise any unexercised options (and to repay any outstanding loans resulting from the prior exercise of any options).

     Upon termination of employment, an executive officer would be subject to certain non-compete covenants. These covenants would generally apply for two years, although should the executive officer resign without good reason, the covenants would apply for only one year following resignation. The covenants applicable to Mr. Gladstone are generally shorter although in essentially all cases, Mr. Gladstone would be prohibited from competing with the Company for at least one year following the public offering completed in August, 1997. As of July 31, 1998, Mr. Gladstone's contract was amended. As noted above, during periods when executive officers are receiving severance payments from the Company, they may terminate covenants prohibiting competition by foregoing such payments.

               PROPOSAL 2: AMEND THE CERTIFICATE OF INCORPORATION

GENERAL INFORMATION

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock par value $.01 share (the 'Preferred Stock'). The Company's Board of Directors has approved and recommends that the stockholders adopt an amendment to Article IV of the Company's Certificate of Incorporation which would increase the authorized number of shares of Common Stock from 20,000,000 to 70,000,000 (the 'Charter Amendment'). The proposed Charter Amendment is set forth in Appendix I to this Proxy Statement. There are currently no shares of Preferred Stock outstanding. The Charter Amendment will not increase or otherwise affect the authorized number of shares of Preferred Stock that may be issued by the Company. Accordingly, assuming approval of the Charter Amendment, the aggregate number of shares which the Company will have the authority to issue is 75,000,000, consisting of 5,000,000 shares of Preferred Stock and 70,000,000 shares of Common Stock.

     As of the Record Date, in addition to the 11,126,105 shares of Common Stock issued and outstanding, an additional 2,891,499 shares of Common Stock were reserved for issuance under the Employee Option Plan, the Director Option Plan, the Company's Dividend Reinvestment Plan (the 'DRIP') and pursuant to the exercise of certain warrants issued to the underwriters under the Company's initial public offering of Common Stock (the 'Underwriter Warrants'). Accordingly, as of the Record Date, there were a total of 14,017,604 shares of Common Stock either issued and outstanding or reserved for issuance out of a total of 20,000,000 authorized shares of Common Stock, leaving a total of 5,982,396 shares of Common Stock remaining available for subsequent issuance or reservation.

BACKGROUND AND REASONS

     The Board believes that the increased authorized number of shares of Common Stock contemplated by the proposed Charter Amendment is desirable to make additional unreserved shares of Common Stock available for issuance or reservation without further stockholder authorization, except as may be required by law or by the rules of the NASDAQ Stock Market. The Board believes that having such additional shares authorized and available for issuance or reservation will allow the Company greater flexibility with respect to general corporate purposes and in considering potential future actions involving the issuance of stock, including stock dividends or splits. Other than with respect to the ESOP and the reservation of shares of Common Stock in connection with the Employee Option Plan, the Director Option Plan, the DRIP and the Underwriter Warrants, the Company has no other plans or other existing or proposed agreements or understandings to issue, or reserve for further issuance, any of the additional shares of Common Stock which would be authorized by the Charter Amendment.

POTENTIAL EFFECT

     Authorizing the Company to issue more shares than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of shares of Common Stock. Holders of Common Stock are entitled to one vote per share on all matters submitted to stockholders, and do not have cumulative voting rights or preemptive rights for the purchase of additional shares of any class of capital stock. The additional shares of Common Stock for which authorization is sought are identical to the shares of Common Stock now authorized. However, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on the earnings per share and on the equity and voting power of existing stockholders and may adversely affect the market price for the Company's Common Stock.

     Although the Board of Directors has no present intention of issuing additional shares of Common Stock for such purposes, the proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. However, the Company does not view the Charter Amendment as part of an 'anti-takeover' strategy. The Charter Amendment is not being advanced as a result of any known effort by any party to accumulate shares of Common Stock or to obtain control of the Company.

VOTE REQUIRED

     The approval of the Charter Amendment requires the affirmative vote by the holders of a majority of the shares of Common Stock of the Company entitled to vote at the Annual Meeting. The Board of Directors believes that the proposal is in the best interests of the Company and its stockholders and has unanimously adopted the Charter Amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE CHARTER AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 20,000,000 TO 70,000,000.

               PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS

     Ernst & Young LLP has served as independent public accountants for the Company since 1993 and has been selected to serve in such capacity for the year ending December 31, 1999, by all of those members of the Board of Directors who are not 'interested persons' of the Company, as defined in the 1940 Act. This selection is subject to ratification or rejection by the stockholders of the Company. Ernst & Young LLP has no financial interest in the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO THE COMPANY.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers, directors and greater than 10% beneficial owners, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and stockholders were timely satisfied, except that Mr. Hester filed Forms 4 ninety-eight (98) days and six (6) days late, respectively, and Dr. Puryear filed a Form 3 one hundred and ninety-five (195) days late.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented for action at the 2000 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than December 1, 1999 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2000 Annual Meeting of Stockholders. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be included in Company's proxy statement and proxy form relating to such meeting. Such proposals should be submitted by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal that does not meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at that time.

                            METHOD OF COUNTING VOTES

     All duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card except that if no choice is specified, shares will be voted FOR the election of all nominees for Director. Abstentions and 'non-votes' will be counted as present only for purposes of determining a quorum. Abstentions are treated as votes against the proposals presented to the stockholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A 'non-vote' occurs when a nominee holding shares on behalf of a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                         FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company's 1998 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST A COPY (WITHOUT EXHIBITS, UNLESS OTHERWISE REQUESTED) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ('SEC') FOR THE YEAR ENDED DECEMBER 31, 1998. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO KELLEY GREGORY, INVESTOR RELATIONS, AMERICAN CAPITAL STRATEGIES, LTD., 3 BETHESDA METRO CENTER, SUITE 860, BETHESDA, MARYLAND 20814. REQUESTS MAY ALSO BE DIRECTED TO MS. GREGORY AT (301) 951-6122 OR TO kelley_gregory@american-capital.com ON THE INTERNET. COPIES MAY ALSO BE ACCESSED ELECTRONICALLY BY MEANS OF THE SEC'S HOME PAGE ON THE INTERNET AT HTTP://WWW.SEC.GOV. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                                      APPENDIX I

                          CERTIFICATE OF AMENDMENT OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     AMERICAN CAPITAL STRATEGIES, LTD., a corporation organized and existing under the General Corporation Law of the State of Delaware (the 'Corporation'), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing, declaring advisable and recommending this amendment (the 'Certificate of Amendment') to the Second Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') of the Corporation. Accordingly, Section 4.1 of Article IV of the Certificate of Incorporation is deleted in its entirety and replaced as follows:

     'Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 75,000,000 shares. The authorized stock is divided into 5,000,000 shares of preferred stock, with the par value of $0.01 each (the 'Preferred Stock'), and 70,000,000 shares of voting common stock, with the par value of $0.01 each (the 'Common Stock').'

SECOND: That the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares was voted in favor of said amendment.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment to the Certificate of Incorporation is to become effective upon filing.

     IN WITNESS WHEREOF, the undersigned, AMERICAN CAPITAL STRATEGIES, LTD., has caused this Certificate of Amendment to be executed on its behalf by its
President and attested to by its Secretary as of this   day of               ,
1999.

                                          AMERICAN CAPITAL STRATEGIES, LTD.

                                          By: __________________________________
                                            Name: Malon Wilkus
                                            Title: President
Attest: ______________________________
      Adam Blumenthal
      Secretary

                                   DETACH HERE


                                      PROXY

                        AMERICAN CAPITAL STRATEGIES, LTD.

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN CAPITAL
           STRATEGIES, LTD. (THE "COMPANY") TO BE HELD ON MAY 6, 1999.


     The undersigned hereby appoints Malon Wilkus and John Erickson and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland 20814 on May 6, 1999, at 10:00 a.m., local time, and any adjournments thereof.





SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                            SIDE

                                   DETACH HERE


|X| Please mark
    votes as in
    this example.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the election of all nominees for Director.



                                                                                                           FOR  AGAINST  ABSTAIN
    1. Election of Directors.                                     2. Approval to increase the number of    |  |   |  |     |  |
       Nominees: Adam Blumenthal, Neil M. Hahl, Stan Lundine         authorized common shares of the
                                                 Company.

       FOR  |  |       |  | WITHHELD                              3. Ratification of appointment of Ernst  |  |   |  |     |  |
       ALL  |  |       |  | FROM ALL                                 & Young LLP as auditors.
     NOMINEES               NOMINEES
                                                                  4. In their discretion on any matter that may properly come before said meeting or any adjournment thereof.
|   | ______________________________________
      For all nominees except as noted above

                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  |   |


                                                                  Please sign exactly as your name appears on your stock
                                                                  certificate. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees,
                                                                  guardians, attorneys, and corporate officers should show their full titles.

                                                                  PLEASE SIGN HERE AND RETURN PROMPTLY.


Signature: ________________________Date: ______________Signature: ___________________ Date: ___________________
